Exhibit 10.29

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 1st day of November, 2004 (the “Amended Agreement”), among New Skies Satellites N.V., a Dutch company (Chamber of Commerce registration #33302535) with seat at The Hague (the “Employer”), and Mr. Stephen J. Stott (the “Employee”).

WHEREAS the Employer and the Employee have entered into that certain Employment Agreement dated March 2, 1999 (the “1999 Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the 1999 Agreement in certain respects effective on and after the date hereof (the “Effective Date”) and to restate the 1999 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   Employment, Duties, Authority and Agreements.

(a)   The Employer hereby agrees to employ the Employee as Chief Technical Officer (“CTO”) and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Employee shall report to the Chief Executive Officer (the “CEO”). The Employee will have such duties, responsibilities and authority as are customary for a CTO, including, without limitation, establishing standards for and supervising the performance of the following areas: satellite communications operations; capacity planning and inventory management; satellite procurement; and TT&C operations. In addition to the above responsibilities, the Employee shall be responsible for: (i) participating in all areas of the frequency coordination process, including representing Employer before the ITU and the government of the Netherlands and supervising the coordination of Employer’s satellite fleet with other satellite operators, (ii) identifying and analyzing potential strategic acquisitions and joint ventures, commercial opportunities, and product development prospects or matters affecting the Employer’s interests, (iii) recruiting, training and managing a technical support team which shall be responsible for all aspects of satellite operations, (iv) assisting in cooperation with the sales, marketing and business development departments in the strategic development of new products or services in response to customer requirements, and (v) any other duties and/or responsibilities as the Employer may assign from time to time.

(b)   During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

(c)   During the Employment Period, the Employee may not, without the prior written consent of the Employer, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage his personal, financial and legal affairs, so long as such activities (described in clauses (i) and (ii)) do not interfere with the performance of his duties and responsibilities to the Employer as provided hereunder. Except as described in this Section 1(c), Employee shall not provide any services to any other entity during the Employment Period without the written consent of the Employer.

2.   Compensation.

(a)   As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Employer shall pay the Employee, not less than once a month pursuant to the Employer’s normal and customary payroll procedures, a base salary at the rate of US $356,055 per annum (the “Base Salary”) payable in U.S. dollars or in Dutch Guilders, at the Employee’s election, at an exchange rate to be fixed annually by mutual agreement between Employee and Employer. The Base Salary shall be reviewed annually and be increased further in the absolute discretion of the Employer. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

(b)   As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning in calendar year 1999 and for the remainder of the Employment Period (the “Bonus Period”), the Employee shall have an opportunity to earn cash bonuses in accordance with the following terms. For each calendar year during the Bonus Period, Employee shall be eligible to earn a cash bonus of up to 25% of his Base Salary for that year, subject to the performance standards to be approved by the Employer and, except as otherwise provided in Sections 2(g) and 5, subject to the Employee’s employment with the Employer on the last day of the calendar year (the “Annual Bonus”). The Employer and the Employee agree that the Annual Bonus for 2004 shall be paid at the target level subject to Section 2(g). Except as provided in Section 2(g), the Annual Bonus earned by the Employee with respect to each year shall be paid to the Employee not later than ten (10) business days following the determination of the amount of such Annual Bonus.

(c)   As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Employee shall be entitled to participate in the New Skies Satellites N.V. 1999 Stock Option Plan, as amended (the “Option Plan”). The number of shares subject to options granted to the Employee, and the terms and conditions of such options, shall be established by the Employer in its absolute discretion from time to time. The Employee received an initial grant of options in the amount and subject to the terms and conditions set forth on Exhibit A attached hereto.

(d)   During the Employment Period, the Employee shall be entitled to the following benefits and perquisites, to the extent provided by the Employer to senior executives of the Employer generally:

(i)   medical (including for the Employee’s spouse and children under the age of 21), and disability coverage equivalent to base salary subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

(ii)   at Employee’s election, either a car provided by the Employer suitable to Employee’s position or the equivalent cost of such a car to the Employer in cash; and

(iii)   any other benefits and perquisites generally provided to other senior executives of the Employer, from time to time, provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay.

(e)   During the Employment Period, the Employee shall be entitled to paid vacation of twenty-five days per year. The ability to carry forward vacation time shall be subject to the Employer’s vacation policy applicable generally to executive officers of the Employer as in effect from time to time. The Employee is not entitled to holiday allowances.

(f)   The Employer shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Employer’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Employer.

(g)   In addition to the payments above, the Employer shall pay the Employee:

(i)            (A)   in the event that a Change in Control occurs in 2004 (unless otherwise noted, all references to 2004 and 2005 are to calendar years), in lieu of the Annual Bonus for 2004 to which the Employee would be entitled under Section 2(b), (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount equal to the target Annual Bonus for 2004 (determined pursuant to Section 2(b)) pro-rated based on the number of days occurring in such year prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount equal to the balance of the target Annual Bonus for 2004 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, an amount equal to the sum of (I) if the Annual Bonus for 2004 has not theretofore been paid pursuant to Section 2(b), the target Annual Bonus for 2004

(determined pursuant to Section 2(b)), in lieu of payment of such amount pursuant to Section 2(b), and (II) the target Annual Bonus for 2005 pro-rated based on the number of days occurring in such year prior to the Change in Control. With respect to a Change in Control in 2005, the Annual Bonus for the remainder of the calendar year after the Change in Control shall be calculated using the formula set forth in Section 2(b) applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement; and

(ii)           (A)   in the event that a Change in Control occurs in 2004, in lieu of any equity award that the Employee may be entitled to receive under the Option Plan and/or the Restricted Stock Plan, (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount in cash equal to one-third of the value of the equity award made to the Employee, on or about February 2003 prorated based on the number of days occurring in 2004 prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount in cash equal to the balance of one-third of the value of the equity award made to the Employee on or about February 2003 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, (I) in lieu of any equity award that the Employee may be entitled to receive under the Option Plan or the Restricted Stock Plan, and provided that no equity award has been made for February 2005 prior to the Change in Control, an amount in cash equal to one-third of the value of the equity award made to the Employee, on or about February 2003, and (II) an amount in cash equal to one-third of the value of the equity award made to the Employee on or about February 2003 pro-rated based on the number of days occurring in 2005 prior to the Change in Control. With respect to a Change in Control in 2005, such stock incentives for the remainder of the calendar year after the Change in Control shall be determined by the Employer, subject to any applicable agreement between the Employee and the Employer, applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement.

For purposes of this Amended Agreement, a “Change in Control” means a “change in control” as defined in the Restricted Stock Plan, or a sale of all or substantially all of the assets of the Employer, or a liquidation of the Employer.

3.   Employment Period.

The Employment Period commenced on or about March 2, 1999 and shall continue indefinitely, provided that the Employment Period may be terminated during the Employment Period upon the earliest to occur of the following events upon written notice in accordance with Section 4 below (the “Date of Termination”):

(a)   Death.   The Employee’s employment hereunder shall terminate upon his death.

(b)   Urgent Cause.   The Employer may terminate the Employee’s employment hereunder for Urgent Cause, that is without prior approval of a Dutch Court or government body as is authorized by Dutch labor law. By way of illustration, and without limitation, for purposes of this Amended Agreement, the term “Urgent Cause” shall mean: (i) a willful and material violation by the Employee of either Section 1(c) or 7 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Employer which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical qr mental illness or injury), after delivery to the Employee of a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Employer shall not have the right to terminate the Employee’s employment hereunder for Urgent Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Employer; or (iv) the indictment of the Employee for a felony pr other serious crime involving moral turpitude. In order for, a termination to be considered to be for Urgent Cause, the Notice of Termination (as defined below) must be delivered within six (6) months of the date on which the Employer first knows of the event constituting Urgent Cause.

(c)   Good Reason.   The Employee may terminate his employment hereunder for Good Reason. For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Employer in the Employee’s Base Salary; (ii) any failure by the Employer to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties; (iv) any adverse change in the Employee’s title or position; (v) the failure by the Employer to obtain from any successor an assumption of the obligations of the Employer as contemplated by Section 9(d) herein; and (vi) the Employer requiring the Employee to be based at any office or location that is more than 50 kilometers from the Employer’s current corporate headquarters; provided that with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Employer within thirty (30) days after receiving written notice from the Employer of the possibility of such event; and provided further that the Employee delivers a written notice to the Employer within six (6) months of the occurrence of such an event which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Employer has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice.

(d)   Without Good Reason.   The Employee may terminate his employment hereunder without Good Reason.

4.   Termination Procedure.

(a)   Notice of Termination.   Termination of the Employee’s employment by the Employer for Urgent Cause or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 9(a). For purposes of this Amended Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and shall attach any prior notices required under Section 3.

(b)   Date of Termination.   “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5.   Termination Payments.

(a)(i)   For Good Reason Other than in Connection With a Change in Control.   Except as provided in Section 5(a)(ii), in the event of the termination of the Employee’s employment during the Employment Period by the Employee for Good Reason, the Employee shall be entitled to a payment, within thirty (30) days following the Date of Termination, of (i) the Employee’s Base Salary through the Date of Termination and outstanding business expenses pursuant to Section 2(f) hereof (to the extent not theretofore paid), and any other amounts due to the Employee but which have not been paid (the “Accrued Obligations”), (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus prorated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination and (iv) a lump-sum payment equal to one time Employee’s Base Salary (as in effect on the Date of Termination).

(ii)   Without Urgent Cause or for Good Reason in Connection with a Change in Control.   Notwithstanding the foregoing, in the event of a termination of the Employee’s employment within a two year period following the date of a Change in Control (a) by the Employer without Urgent Cause or (b) by the Employee for Good Reason, the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination, (i) the Accrued Obligations, (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination; provided that all payments made under Section 2(g)(i) relating to the year in which the

Date of Termination occurs will be credited towards the satisfaction of the Employer’s obligation to pay under this clause (iii) for the same period, (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination, (v) reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of medical and dental benefits under the Employer’s employee benefit plans providing for such benefits, for two years following the Date of Termination; provided the Employer’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation in the Employer’s welfare benefit plans that provide for the benefits described and contemplated in this clause (vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

The payments provided in this Section 5(a) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its affiliates, directors, officers and employees. The Employer shall have no additional obligations under this Amended Agreement, except for (i) the indemnification obligations set forth in Section 6 herein and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

(b)   Urgent Cause or without Good Reason.   If the Employee’s employment is terminated during the Employment Period by the Employer for Urgent Cause or by the Employee without Good Reason, the Employer shall pay to the Employee, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations and (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to the Date of Termination, but only if the event constituting Urgent Cause occurs after the end of such calendar year. The Employer shall have no additional obligations under this Amended Agreement, except for the indemnification obligations set forth in Section 6 herein.

(c)   Death.   If the Employee’s employment is terminated as a result of his death, the Employer shall pay to the Employee’s estate, within thirty (30) days of the Date of Termination, (i) the Accrued Obligations; (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination; and (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the Date of Termination. The Employer shall have no additional obligations under this Amended Agreement, except for the indemnification obligations set forth in Section 6 herein.

6.   Indemnification.

The Employer shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Amended Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 21 of the Employer’s Articles of Association, as in effect on the date hereof, provided that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Employer, if any, which relate to the benefits or other amounts in the nature of compensation from the Employer to which the Employee believes he is entitled.

7.   Non-Solicitation; Non-Disclosure; Workproduct; Non-Competition.

(a)   During the Employment Period and for one year following the termination of Employee’s employment with Employer, the Employee agrees not to offer employment to any employee of the Employer or any of its affiliates for other than employment by the Employer or attempt to induce any such employee to leave the employ of the Employer or any subsidiaries of the Employer and the Employee further agrees not to solicit any clients or suppliers of the Employer to do business with any competing business of the Employer.

(b)   Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by Employer in writing, any confidential or proprietary information concerning Employer, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of Employer (the “Information”); provided that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request.

(c)   Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with Employer. Employee agrees that he will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

(d)   Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) during the Employment Period and for one year following the termination of Employee’s employment with Employer. Employee shall be deemed to be engaging in the Satellite Business if Employee directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor.

For purposes of this Section 7(d):

(i)   The “Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by , transmission by satellite for hire or any other business in which the Employer is engaged from time to time during the Employment Period.

(ii)   A “Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

Notwithstanding the foregoing, the Employee shall not be subject to the restrictions of this Section 7(d) in the event that a termination of employment occurs within two years following the date of a Change in Control (i) by the Employee for Good Reason or (ii) by the Employer without Urgent Cause.

(e)   The restrictions of Section 7(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 7(d) hereof to be enforced.

(f)   The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of his obligations under this Section 7. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that Employer or its affiliate has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g)   The restrictions in this Section 7 shall be in addition to any restrictions imposed on Employee by statute or at common law.

8.             Tax-free Allowance Subiect to 30% Ruling.

If and insofar as the Employee has received or may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax

Implementation Decree (as further described in clause (ii) below), the following shall apply:

(i)   The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment. As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(ii)   The Employee shall receive an allowance for extra-territorial costs from the Employer, equal to 30/70 of the adjusted Wages from Current Employment (the “Allowance”).

(iii)   The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed under this Section may affect all considerations and benefits that are linked to Wages from Current Employment, such as pension rights and social security benefits.

(iv)   The intention of this Section is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(v)   The Employee acknowledges and agrees that, as a result of the adjustments described in clauses (i) and (ii), the Employee’s adjusted Base Salary (the “Adjusted Base Salary”) shall equal 70/100 of the previously agreed Base Salary. The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee. Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and an allowance equal to 30/70 of the Adjusted Base Salary. For the avoidance of doubt, the term “originally agreed upon Wages from Current Employment” shall refer to the Wages from Current Employment in effect immediately prior to the adjustments described in clauses (i) and (ii).

9.   Miscellaneous.

(a)   Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

New Skies Satellites N.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands

Attention: Chief Executive Officer

With a copy to:

New Skies Satellites N.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands

Attention: General Counsel

If to the Employee:

Mr. Stephen J. Stott
________________
________________
The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b)   This Amended Agreement, together with Exhibit A attached hereto, constitutes the entire Amended Agreement among the parties hereto with respect to the Employee’s employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c)   This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(d)   (i)   This Amended Agreement, the Option Plan, and the Restricted Stock Plan are binding on and are for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Amended Agreement, the Option Plan, or the Restricted Stock Plan nor any right or obligation under this Amended Agreement, the Option Plan or the Restricted Stock Plan may be assigned, transferred, pledged or encumbered by the Employer or by the Employee.

(ii)   The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Amended Agreement, the Option Plan, and the Restricted Stock Plan in the same manner and to the same extent that the Employer would have been required to perform them if no such succession had taken place. As used in this Amended Agreement, the Option Plan, and the Restricted Stock Plan, all references to New Skies Satellites N.V. or the Employer shall mean both New Skies Satellites N.V. and any such successor that assumes and agrees to perform this Amended Agreement, the Option Plan, and the Restricted Stock Plan by operation of law or otherwise.

(e)   If any provision of this Amended Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f)   The Employer may withhold from any amounts payable to the Employee hereunder all taxes and other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(g)   This Amended Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law.

(h)   This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i)   The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement, as of the date first written above.

NEW SKIES SATELLITES N.V.

/s/ Daniel S. Goldberg
Daniel S. Goldberg, Chief Executive Officer

/s/ Stephen J. Stott
Stephen J. Stott